Exhibit 99.1

Max Batzer to Join Summer Infant, Inc. Board of Directors

Company Expands Size of Board to Eight

WOONSOCKET, RI — November 13, 2012 — Summer Infant, Inc. (Summer Infant) (NASDAQ: SUMR), a global leader in premium juvenile products, today announced that Max Batzer, 68, has been elected as a director of the Company’s Board of Directors and as a member of the Board’s Strategic Planning and Nominating/Governance Committees, effective November 12, 2012.  The election of Mr. Batzer to the Board brings the total number of directors to eight.

“Max will be a valuable asset to Summer’s Board,” said Jason Macari, Chairman of the Board of Directors and CEO. “He brings a wealth of experience from serving as a director for several public companies throughout his long-tenured career.  We look forward to benefitting from his strong business acumen and solid financial background as we execute on our strategy to grow the business and build shareholder value.”

Since 1999, Mr. Batzer has served as a Portfolio Manager at Wynnefield Capital, Inc. Prior to joining the firm, he was Chairman of the Board and CEO of Diagnostic Health Services since 1991. Mr. Batzer was a director at Cornell Companies and served on the Board’s Governance and Nominating Committee from 2007 and as Chair of its Transaction Committee from its inception until the company was acquired by The Geo Group (NYSE:GEO) in 2010.  From 1981 until 1988, he was director and executive committee member of Simmons Airlines, Inc., a publicly traded regional airline. From 1981 through 1991, Mr. Batzer was President of General Hide and Skin Corporation, a worldwide commodity trading organization. Mr. Batzer obtained an M.B.A. from the University of Arizona and a B.S. from the Wharton School at the University of Pennsylvania.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding products, and car seats. For more information about the Company, please visit www.summerinfant.com.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements include, but are not limited to, those relating to the Company’s ability to grow the business and build shareholder value. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the Company’s ability to develop and market new products, the Company’s ability to meet required financial covenants under its loan agreement, the Company’s ability to integrate strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.

Contact:

David Calusdian
Sharon Merrill Associates, Inc.
617-542-5300